July 1, 2016

Jeffery Kutok
9 Oak Hill Road
Natick, MA 01760

Re:    Employment Retention Incentive Package

Dear Jeffery:

Following the strategic restructuring of Infinity Pharmaceuticals, Inc. (the “Company”) announced on June 14 and June 28, 2016, the Company has implemented a cash and stock retention program as an incentive to retain Citizen Owners asked to stay with the company beyond September 5 such that the Company can diligently execute on strategic goals. In exchange for your continued employment with the Company, the Company agrees to the following retention arrangement:

1.In addition to your current base pay and all benefits for which you are currently eligible, including the applicable Severance Benefits Plan, which will be payable and provided in accordance with applicable Company policies and payroll cycles, the Company agrees to provide you with the following additional compensation as an employment retention incentive:
(a)    Cash Retention Incentive. The Company agrees to provide you with a cash retention incentive equal to 50% of your annual base salary (the “Retention Bonus”) in two lump sum cash payments on the dates listed below if you are employed by the Company on such dates:
December 30, 2016    50% of your Retention Bonus
July 1, 2017        50% of your Retention Bonus
Payments will be adjusted to reflect any salary increase in effect following the date of this letter.
(b)    Stock Retention Incentive. Subject to approval of the Board of Directors (the “Board”) of the Company, the Company will grant you a restricted stock award (the “RSA”) in amount listed below based on level, which RSA will vest according to performance conditions to be established by the Board on or about July 22, 2016:
Associate Director or below            5,000 shares

Director or Senior Director            15,000 shares
Vice President or Senior Vice President    40,000 shares
A complete description of the terms and conditions of the RSA, including but not limited to the effect of the involuntary termination of your employment or a change in control of the Company, will be set forth in the Infinity Pharmaceuticals 2010 Stock Incentive Plan and a restricted stock award agreement to be entered into between you and the Company.
2.Effect of Early Involuntary Termination. If your employment is terminated by the Company for any reason other than for “Cause,” as defined below you will receive the portion of the Retention Bonus calculated on a pro-rated basis from the date of this letter to the effective date of your termination within 10 business days of such effective date of termination.
3.Effect of Resignation, Voluntary Termination, or Termination for Cause. If you resign or otherwise voluntarily terminate your employment, or you are terminated for Cause (as defined below), (i) you will no longer be eligible for, and will not be paid, any unpaid portion of your Retention Bonus, and (ii) vesting of any unvested portion of the RSA will immediately cease. “Cause” shall mean (i) a good faith finding by the Company of failure by the employee to perform the employee’s material duties for the Company in a manner acceptable to the Company, which failure continues for a period of more than 30 days after notice thereof has been provided to the employee in writing by the Company, setting forth in reasonable detail the nature of such failure; (ii) a willful act of misconduct with the intent to harm the Company or its affiliates; (iii) a good faith finding by the Company that the employee committed a violation of the Company’s code of conduct resulting in material harm to the Company or one of its employees; (iv) the employee’s conviction of, or the entry of a plea of guilty or nolo contendere by the employee, to a crime (other than minor traffic violations); or (v) misappropriation of the Company’s confidential or trade secret information or a violation of any Invention, Non-Disclosure, and Non-Competition Agreement the employee entered into with the Company.
4.Effects on Other Agreements, Plans and Programs. This letter does not supersede or replace any employment agreements, offer letters, bonus plans, and any other compensation and/or incentive agreements that you have entered into, or for which are you eligible, with the Company, except that the Retention Bonus supersedes and replaces the Company’s 2016 contingent cash compensation program.
5.Representations and Governing Law:
(a)This letter may not be changed, amended, modified, altered or rescinded except upon the express written consent of both you and the Company.
(b)This letter shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws of such state.

If the terms and conditions of this letter are acceptable to you, please sign and date this letter in the spaces provided and return it to the Company.
ACCEPTED AND AGREED:

INFINITY PHARMACEUTICALS, INC.

/s/Adelene Q Perkins

Adelene Q. Perkins

Title:    President & Chief Executive Officer
Date:     July 1, 2016

EMPLOYEE: Jeffery Kutok

Signature: /s/Jeffery Kutok___________
Date: __07-13-16___________________

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